                                                                  EXHIBIT (2(a))

                               MERGER AGREEMENT,

                         DATED AS OF NOVEMBER 18, 1996,

                                     AMONG

                         THE FRESH JUICE COMPANY, INC.,
                  THE FRESH JUICE COMPANY OF CALIFORNIA, INC.,
                             HANSEN'S JUICES, INC.
                                  GARY HANSEN
                               JEFFREY HEAVIRLAND
                     BURTON S. ROSKY AND LEATRICE J. ROSKY
                              FAMILY TRUST OF 1995
                                   GARY TODD
                                  DAVID BURGER

                                      AND

                                  TIMOTHY KANE

                                MERGER AGREEMENT

     AGREEMENT, dated as of November 18, 1996, among The Fresh Juice Company, Inc., a Delaware corporation ("Fresh Juice"), The Fresh Juice Company of California, Inc., a Delaware corporation and wholly-owned subsidiary of Fresh Juice ("Merger Sub"), Gary Hansen ("G. Hansen"); Burton S. Rosky and Leatrice J. Rosky Family Trust of 1995 ("Rosky"); Gary Todd ("Todd"); Jeffrey Heavirland ("Heavirland"); David Burger ("Burger") and Timothy Kane ("T. Kane" and together with G. Hansen, Rosky, Todd, Heavirland and Burger each a "Selling Stockholder", and collectively, the Selling Stockholders"), and Hansen's Juices, Inc. a California corporation ("Hansen's").

     The Boards of Directors of Fresh Juice, Merger Sub and Hansen's have each determined that it is in the best interest of their respective stockholders to effect a merger of Hansen's with and into Merger Sub (the "Merger") whereby all of the issued and outstanding common stock, without par value, of Hansen's (the "Hansen's Stock") will be exchanged for Ninety Thousand and 00/100 Dollars ($90,000.00) and Five Hundred Ninety-Seven Thousand Four Hundred Forty-Three (597,443) shares of common stock, $.01 par value, of Fresh Juice ("Fresh Juice Common"); and

     Each of the Board of Directors of Fresh Juice, Merger Sub and Hansen's have approved the Merger in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the California Corporation's Code (the "CCC") and upon the terms and subject to the conditions set forth herein; and

     The parties hereto desire to enter into the Merger in accordance with the terms hereof.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1 The Merger. The Merger will occur upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL and the CCC. Following the Merger, Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") under the name "The Fresh Juice Company of California, Inc." and shall continue its existence under the laws of the State of Delaware (authorized to do business in California as a foreign corporation and with the registered fictitious name of "Hansen's Juices"), and the separate corporate existence of Hansen's shall cease.

     1.2 Closing Date and Effective Time. The "Closing" for this transaction is scheduled to occur on or before December 1, 1996 (the "Closing Date"). As promptly as practicable after the Closing Date, but not later than ten (10) days after the satisfaction or waiver of the conditions set forth in Article 6, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, each in the form annexed hereto as Exhibit A and B, and executed in accordance with the relevant provisions of, the DGCL and the CCC (the time of such filing being the "Effective Time").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided for in the applicable provisions of the DGCL and the CCC. Without limiting the generality of the foregoing, and subject thereto and to the terms of this Agreement, at the Effective Time all the properties, rights, privileges, powers and franchises of Hansen's and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Hansen's and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Such properties, rights, privileges, powers and franchises of Hansen's shall include, without limitation, Hansen's ownership interest in Hansen's Juice Creation L.L.C. in the amount of Thirty-Seven and One-Half percent (37.5%). It is expressly acknowledged that Hansen's has or will, at or prior to Closing, assign, convey and transfer to G. Hansen, the Nine Hundred Sixty Five Thousand and 00/100 Dollar ($965,000) insurance policy on the life of Thomas Hansen, policy number 49 725 047, (presently owned by Hansen's), and a ten percent (10%) ownership interest in Hansen's Juice Creations, L.L.C.

     1.4 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Hansen's or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either Hansen's or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     1.5 Certificate of Incorporation: By-laws: Directors and Officers.

     (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation.

     (b) At the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such by-laws.

     (c) At the Effective Time, Steven M. Bogen, Brian Duffy, Steven Smith and Jeffrey Smith will be the only initial directors of the Surviving Corporation, and the officers listed on Schedule 1.5(c) hereto will be the initial officers of the Surviving Corporation, in each case until their respective successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law, the Certificate of Incorporation of the Surviving Corporation and the By-laws of the Surviving Corporation.

     1.6 Conversion of Securities.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of any of Merger Sub, Hansen's or the holder of any of the securities of Hansen's or Merger Sub:

          (i) each share of Hansen's Stock issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and be converted into the right to receive the Merger Consideration (as defined below) upon surrender of the certificate representing such share of Hansen's Stock; and

          (ii) each share of Merger Sub common stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall hereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     (b) The "Merger Consideration" to be paid by Fresh Juice for the shares of Hansen's Stock in accordance with the Merger shall, subject solely to the adjustments as hereinafter provided for, be paid as follows:

     (i) delivery to the Selling Stockholders at Closing of certified funds in the aggregate amount of $90,000.00 as set forth below:

    G. Hansen...............................................................  $ 30,000.00
    Todd....................................................................  $ 20,000.00
    Burger..................................................................  $ 30,000.00
    T. Kane.................................................................  $ 10,000.00

          (ii) delivery to the Selling Stockholders at Closing of an aggregate of Five Hundred Ninety Seven Thousand Four Hundred Forty-Three (597,443) validly issued, duly authorized and non-assessable shares of common stock, par value $.01 per share, of Fresh Juice Stock, as set forth below:

    G. Hansen.......................................  222,075 shares of Fresh Juice Common
    Rosky...........................................  74,700 shares of Fresh Juice Common
    Todd............................................  74,334 shares of Fresh Juice Common
    Heavirland......................................  77,667 shares of Fresh Juice Common
    Burger..........................................  71,000 shares of Fresh Juice Common
    T. Kane.........................................  77,667 shares of Fresh Juice Common

          (iii) delivery to the Selling Stockholders and their designee, Anthony Kane ("A. Kane") of a warrant (in the form of Exhibit C annexed hereto) to purchase an aggregate of 300,000 shares of Fresh Juice Common at a purchase price of $3.00.

     The above-described warrants shall be delivered to the Selling Stockholders as set forth below:

                           SELLING STOCKHOLDER OR DESIGNEE                       WARRANTS
      -------------------------------------------------------------------------  --------
      G. Hansen................................................................   42,858
      Rosky....................................................................   42,857
      Todd.....................................................................   42,857
      Heavirland...............................................................   42,857
      Burger...................................................................   42,857
      T. Kane..................................................................   42,857
      A. Kane..................................................................   42,857

provided, however, that the above-referenced proration may be adjusted among the Selling Stockholders (and their designee) with the consent of the affected Selling Stockholder(s) or designee, as the case may be, so long as it is done so without affecting the rights of the parties not participating in such adjustment; and

          (v) each of the Selling Stockholders acknowledges that the shares of Fresh Juice Common Stock being issued and delivered pursuant to the Merger will not be registered pursuant to the Securities Act of 1933, as amended, and must be held unless and until such shares are subsequently registered under the 1933 Act or an exemption from registration is available; accordingly a legend shall be placed on the stock certificates evidencing such shares of common stock to reflect certain transfer restrictions.

     (c) The Selling Stockholders shall have "piggy back" registration rights as set forth in the Registration Rights Agreement among Fresh Juice and the Selling Stockholders (attached hereto as Exhibit D, the "Registration Agreement").

     1.7 Surrender of Shares: Stock Transfer Books.

     (a) If delivery of the Merger Consideration in respect of canceled shares of Hansen's Stock is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such delivery that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of Merger Sub that such tax either has been paid or is not payable.

     (b) If, after the Effective Time, certificates for Hansen's Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided in Section 1.6 hereof.

                                   ARTICLE 2

           REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDERS

     Each of the Selling Stockholders hereby jointly and severally represents and warrants to each of Fresh Juice and Merger Sub as follows:

     2.1 Authorization: No Conflict. (a) Each Selling Stockholder has the legal right and capacity to execute and deliver this Agreement and to perform the transactions contemplated to be performed by him hereunder. This Agreement constitutes the legal, valid and binding agreement of each Selling Stockholder and is enforceable against him in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforceability of creditors' rights generally and that equitable remedies may be granted in the discretion of a court.

     (b) Except as set forth on Schedule 2.1 hereto, the execution, delivery and performance of this Agreement and the documents, transactions and instruments contemplated hereby by each Selling Stockholder do not and will not violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any liens, security interest, charge or other encumbrance upon any of the properties or assets of Hansen's under any of the terms, conditions or provisions of, any contract, note, bond, mortgage, indenture, deed of trust, license, lease, loan agreement, judgment, order, decree, statute, rule, regulation or other agreement, instrument or obligation to which Hansen's or any of the Selling Stockholders are a party, or by which either or any of their respective properties or assets may be bound or affected.

     2.2 Approvals. All consents, approvals, permits, authorizations and orders, if any, necessary for the due authorization, execution and delivery by and on behalf of each Selling Stockholder of this Agreement and any other transaction or obligation contemplated by this Agreement have been obtained.

     2.3 Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of each Selling Stockholder, threatened against any Selling Stockholder, which question or challenge the validity of this Agreement, the transactions contemplated thereto, or any action to be taken hereunder.

     2.4 Certain Contracts. There are no outstanding contracts or agreements between any Selling Stockholder, or any of his "affiliates," (as such term is defined in the Securities and Exchange Act of 1934) on the one hand, and Hansen's or any of its subsidiaries, on the other hand, whether written or oral, including without limitation, contracts or agreements for executive compensation, severance, employment or retirement.

     2.5 Outstanding Options, Warrants or Other Rights. None of the Selling Stockholders has outstanding any option, warrant or other right permitting or requiring him or others to purchase or convert any obligation into shares of Hansen's Stock. There are no voting trusts or other agreements or understandings with respect to the voting of the shares of capital stock of Hansen's and the shares of the capital stock of Hansen's are not subject to any preemptive rights, rights of first refusal or similar rights.

                                   ARTICLE 3

      REPRESENTATIONS AND WARRANTIES OF HANSEN'S AND SELLING STOCKHOLDERS

     Each of the Selling Stockholders (with respect to matters relating to themselves and Hansen's), and Hansen's (with respect to matters relating to Hansen's) represents and warrants to Fresh Juice and Merger Sub as follows:

     3.1 Organization Standing, etc. Hansen's is a duly organized and validly existing corporation in good standing under the laws of the State of California, and has all requisite corporate power and authority to own, lease and operate its respective properties and assets and to carry on its respective business as now conducted and as proposed to be conducted. Hansen's is duly qualified to do business in good standing as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the

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

business now conducted or proposed to be conducted by it makes such qualification necessary. Except as set forth on Schedule 3.1 herewith, Hansen's has no subsidiaries or affiliates.

     3.2 Capitalization. Hansen's has an authorized capitalization of 2500 shares of capital stock without par value of which 34.22 shares of common stock are issued and outstanding. There are no treasury shares of Hansen's capital stock.

     3.3 Authorization. Hansen's has all requisite corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby. Hansen's has taken all requisite corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement is the legal, valid and binding obligation of Hansen's, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforceability of creditors' rights generally and that equitable remedies may be granted in the discretion of a court.

     3.4 Status of Securities. Except as set forth on Schedule 3.4, the shares of Hansen's Stock presently issued and outstanding are duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens, security interests, pledges, charges, claims and encumbrances of any kind. The Selling Stockholders set forth on Schedule 3.4, each of whom has not fully paid for the shares of Hansen's Stock presently issued in such Selling Stockholder's name, hereby agree that each Selling Stockholder set forth on Schedule 3.4 shall pay to the Surviving Corporation the sum set forth next to their name on Schedule 3.4, with interest from December 1, 1996 on the unpaid principal, at the rate of prime plus one percent (to be determined and adjusted on each yearly anniversary on this note and fixed for the twelve (12) months period thereafter) based on the published prime rate of the Bank of America, N.A., to fully satisfy such Selling Stockholders' obligations to the Surviving Corporation in connection with the Hansen's Stock presently owned by each such Selling Stockholder. The sum set forth on Schedule 3.4, plus interest, shall be repaid over 50 years with payments to be made annually on November 20, beginning with November 20, 1997. Accrued and unpaid interest up through December 1, 1996, if any, shall be forgiven. Until each Selling Stockholder has fully repaid the sum set forth on
Schedule 3.4, along with any interest accrued thereon, each such Selling Stockholder listed on Schedule 3.4 shall continue to make the annual payments required hereby, irrespective of whether such Selling Stockholder continues to be employed by the Surviving Corporation. To evidence each such Selling Stockholder's debt to the Surviving Corporation, each Selling Stockholder listed on Schedule 3.4 shall execute and deliver to the Surviving Corporation a promissory note in the form of Exhibit E annexed hereto (each a "Stockholder Note" and together, the "Stockholder Notes"). To secure the repayment of the Stockholder Notes, each Selling Stockholder listed on Schedule 3.4 shall (a) pledge to the Surviving Corporation the Fresh Juice Common received by such Selling Stockholder pursuant to the terms of this Agreement, (b) execute and deliver to the Surviving Corporation a "Pledge and Security Agreement" in the form of Exhibit F annexed hereto and (c) deliver to the Surviving Corporation
(i) the stock certificates, endorsed in blank, evidencing the Fresh Juice Common owned by such Selling Stockholder and (ii) stock powers endorsed in blank in the form of Exhibit G annexed hereto.

     The terms of the Pledge and Security Agreement shall contain provisions pursuant to which each such Selling Stockholder shall be permitted to obtain from the Surviving Corporation a release, from the Surviving Corporation's security interest, of one percent (1%) of the Fresh Juice Common originally pledged to the Surviving Corporation pursuant to this Section 3.4 in exchange for each one percent (1%) of the principal balance of the Stockholder Note repaid by such Selling Stockholder to the Surviving Corporation.

     3.5 Certificate of Incorporation and By-laws. Hansen's has delivered to Fresh Juice and Merger Sub a true, correct and complete copy of its Certificate of Incorporation and a true, correct and complete copy of its By-laws, each of which contains all amendments thereto and have been certified by the Secretary of Hansen's.

     3.6 Outstanding Options, Warrants and Other Rights. Hansen's does not have outstanding any option, warrant or other right permitting or requiring it or others to purchase or convert any obligation into shares of its capital stock and has not agreed to issue or sell any shares of such capital stock, except to Fresh Juice hereunder. There are no voting trusts or other agreements or understandings with respect to the voting of the

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

shares of capital stock of Hansen's, and the shares of the capital stock of Hansen's are not subject to any preemptive rights, rights of first refusal or similar rights.

     3.7 Record Ownership. The Selling Stockholders are the sole record owners of all of the shares of Hansen's Stock issued and outstanding. Except as set forth in Section 3.4 above, the Hansen's Stock owned by the Selling Stockholders is owned free and clear of all liens, claims, charges and encumbrances of every kind. All of the stockholders and the shares of Hansen's Common Stock owned by each of the Selling Shareholders are set forth on Schedule 3.7 hereto.

     3.8 Financial Statements. Hansen's has delivered to Fresh Juice (i) audited financial statements including the related notes thereto for its fiscal year ended June 30, 1996 containing the balance sheet of Hansen's as of the end of such fiscal year, and the related statement of operations and retained earnings and statement of cash flows for such year, and (ii) (unaudited) internal financial statements for the months of August and September, 1996 containing the corresponding balance sheets and related statements of operations and retained earnings. At or after Closing, but not later than thirty (30) days after Closing, Hansen's shall deliver to Fresh Juice (i) audited financial statements, including the related notes thereto, for its fiscal year ended June 30, 1995, containing the balance sheet of Hansen's as of such fiscal year and the related statement of operations and retained earnings and statement of cash flows for such year, as well as an audited statement of operations for the fiscal year ended June 30, 1994. The foregoing financial statements have been (and those to be delivered at or after Closing will be) prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, are complete and correct, and fairly present the financial position and stockholders' equity of Hansen's as of the date and for the respective periods indicated. The balance sheets as of June 30, 1996, August 31, 1996 and September 30, 1996 each make full and adequate provision for all fixed and contingent obligations and liabilities of Hansen's as of the date and for the periods indicated, and as of September 30, 1996, Hansen's does not have any fixed obligations or liabilities not reflected in or adequately reserved against on such balance sheet as of September 30, 1996 or set forth in the Schedules to this Agreement. To the knowledge of Hansen's and the Selling Stockholders, there is no basis for the assertion against Hansen's of any liability or obligation not adequately reflected or reserved against in such financial statement or set forth in the Schedules to this Agreement; Hansen's has no liabilities, fixed or contingent, which would adversely affect the conduct of the business of Hansen's other than as reflected or reserved against in the balance sheet of Hansen's as of September 30, 1996 or set forth in the Schedules to this Agreement.

     3.9 Certain Changes or Events. Except as set forth on Schedule 3.9 hereto, since September 30, 1996, Hansen's has not:

          (i) experienced any change in its condition (financial or otherwise including, without limitation, loss of customers or distributors), properties, assets, liabilities, intellectual property rights, business, operations or prospects other than changes in the ordinary course of business which have not, individually or in the aggregate, had a material adverse effect on its properties, assets, intellectual property rights, business, operations or financial condition;

          (ii) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or purchased or redeemed, directly or indirectly, any shares of its capital stock;

          (iii) issued or sold any shares of its capital stock of any class, or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;

          (iv) incurred any indebtedness for borrowed money (except borrowings in the ordinary course of business not exceeding $10,000 in the aggregate) or issued or sold any debt securities;

          (v) mortgaged, pledged, or subjected to any lien, lease, security interest or other charge or encumbrance any of its properties or assets, tangible or intangible, except (i) liens for current taxes not due and payable or being contested in good faith by appropriate proceedings; (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like; and (iii) encumbrances, easements and security interests which do not detract from the value or interfere with the use of the properties affected thereby;

          (vi) acquired or disposed of any assets or properties of material value except in the ordinary course of business;

          (vii) forgiven or canceled any debts or claims, or waived any rights, except in the ordinary course of business,

          (viii) entered into any material transaction, contract or written agreement other than in the ordinary course of business;

          (ix) granted to any officer or salaried employee or any class of other employees any increase in compensation in any form in excess of the amount thereof in effect as of September 30, 1996 or any severance or termination pay (other than in amounts consistent with past practices), or entered into any written employment agreement or arrangement with any person;

          (x) entered into, adopted or amended in any respect any collective bargaining agreement or adopted or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, insurance or other similar plan, agreement, trust, fund or arrangement for the benefit of employees;

          (xi) suffered any damage, destruction or loss (whether or not covered by insurance) which materially adversely affects its condition (financial or otherwise), properties, assets, business, operations or prospects;

          (xii) suffered any strike or other labor trouble materially adversely affecting its business, operations or prospects;

          (xiii) suffered any loss of employees or customers that materially adversely affects or could materially adversely affect its business, operations or prospects; or

          (xiv) incurred any liability or direct obligation except (A) liabilities and obligations in the ordinary course of business and (B) other liabilities and obligations not exceeding $10,000 in the aggregate.

          (xv) amended, modified or licensed for use by others any of Hansen's intellectual property rights.

     3.10 Title to Properties: Liens. Except as set forth on Schedule 3.10, Hansen's has good and marketable title to, or valid and subsisting leasehold interests in, all of its properties and assets, real and personal, in each case free and clear of any mortgage, pledge, lien, lease, charge, encumbrance, conditional sale or other title retention agreement, except for the lien of taxes not yet due and payable or being contested in good faith by appropriate proceedings, and except for such imperfections of title and encumbrances, if any, as do not detract from the value, or interfere with the present use, of its properties or assets subject thereto or affected thereby, or otherwise impair its business operations. There is not under any lease of real or personal property to which Hansen's is a party any existing default or event of default or event which with notice or lapse of time or both would constitute a default or event of default.

     3.11 Adequacy of Patents and Other Rights. Hansen's has all necessary patents, licenses, trademark, trade names, copyrights and other rights that are required to conduct its business substantially as now being conducted and as proposed to be conducted, and no other right, license or authorization of any kind whatsoever is required to so carry on its business. There is no infringement or claim of any adverse nature with respect to any patent, patent application, license, trademark, trade name, copyright or right in any thereof.

     3.12 Litigation.

     (a) Except as set forth on Schedule 3.12 hereof, there are no actions, suits, proceedings or investigations pending or, to the knowledge of Hansen's and the Selling Stockholder's, threatened against or affecting Hansen's, or the Selling Stockholders, at law or in equity, before any court, commission, board, bureau, agency, instrumentality or other governmental authority that may result in any material adverse effect upon the business, assets, liabilities, prospects or condition (financial or otherwise) of Hansen's or which seems to prevent the consummation of any of the transactions contemplated by this Agreement. To the knowledge of Hansen's or the Selling Stockholders, there are no claims that have not been asserted against Hansen's or the Selling Stockholders that are probable of assertion.

     (b) In connection with the proceedings set forth on Schedule 3.12, Hansen's and the Selling Stockholder hereby make the following specific representations and warranties:

          (i) Los Angeles United School District v. Hankey Investments v. Hansen's Juices, Inc. and all matters relating thereto have been dismissed with prejudice as to Hansen's.

          (ii) Joshua Silverstein v. Hansen's Juices, Inc. et. al. Hansen's has been advised by Hansen's insurance company's counsel that this matter has been settled by the insurance company for $85,000, and the action will be dismissed with prejudice. The entire $85,000 will be paid by the insurance company.

          (iii) Franchise Dispute Cases II/LU v. The Southland Corp. et al. The claims of the plaintiffs in the referenced class action suit (in which the class has not yet been "certified", but will be "certified" in the near future, are as set forth in the Complaint annexed to Schedule 3.12, and except as set forth therein, Hansen's and the Selling Stockholders are not aware of any other claims of the plaintiffs or other parties in the referenced case or other 7-Elevens against Hansen's.

          Hansen's and the Selling Stockholders hereby represent and warrant that (a) prior to October 14, 1995, Hansen's did not sell products directly to any 7-Eleven in the San Diego area, and (b) Hansen's has not engaged in any price fixing or any other wrongful conduct alleged in the Complaint in the referenced action.

          (iv) Guy Garcia/Garcia Distribution v. Hansen's Juices, Inc. et al. The claims of Guy Garcia/Garcia Distribution are as set forth in the Complaint annexed to Schedule 3.12, and except as set forth therein, Hansen's and the Selling Stockholders are not aware of any other claims of Guy Garcia/Garcia Distribution against Hansen's.

          (v) William Hoston v. Hansen's Juices, Inc. et al. The claims of William Hoston/Hoston Wholesale are as set forth in the Complaint annexed to Schedule 3.12, and except as set forth therein, Hansen's and the Selling Stockholders are not aware of any other claims of William Hoston/Hoston Wholesale against Hansen's.

          (vi) Nefertiti Perrie v. Hansen's Juices, Inc. et al. The claims of Nefertiti Perrie are as set forth in the Complaint annexed to Schedule
     3.12. The Complaint alleges a cause of action for personal injury and does not seek punitive damages. Hansen's has notified its insurance carrier, ITT Hartford, through its insurance agent, Alan Dukar, which has advised Hansen's that no action is necessary at this time and that damages for the claims alleged in the complaint, if any, are fully covered by insurance. The complaint filed by Ms. Perrie is believed by Hansen's (and its counsel) to be barred by the statute of limitations. Except as set forth in the Complaint filed by Ms. Perrie, Hansen's and the Selling Stockholders are not aware of any other claims of Nefertiti Perrie.

          (vii) David Cota -- Petition for Workers Compensation/Wrongful Termination and Discrimination Suit. The claims of David Cota are as set forth in the Petition for Benefits under Labor Code 132(a) and the related documents annexed to Schedule 3.12, and except as set forth therein, Hansen's and the Selling Stockholders are not aware of any claims of David Cota. Hansen's and the Selling Stockholders hereby represent and warrant that the Company has a valid basis for terminating Mr. Cota and valid defenses to Mr. Cota's claims. In the event Mr. Cota is successful in his action, statutory damages available to Mr. Cota provide for a payment of $10,000, reinstatement of his position, and repayment of lost wages.

It is hereby understood among the parties hereto that the Surviving Corporation (or Hansen's insurance company, where coverage exists) shall be responsible and pay any and all settlement reached and/or judgments rendered in respect of the proceedings described in Schedule 3.12 and that the Selling Stockholders shall have no indemnification obligations to Fresh Juice or Merger Sub pursuant to
Section 7.1 hereof in
respect of any of such proceedings except and to the extent that the specific representations and warranties set forth in the Section 3.12(b) are materially untrue or inaccurate as of the date of this Merger Agreement.

     3.13 Accounts Receivable. Except as set forth on Schedule 3.13, the accounts receivable of Hansen's as shown on its balance sheet at September 30, 1996, or thereafter acquired by it, are usual and normal receivables and, through the continuation of existing collection procedures, are collectible in the aggregate amounts thereof. To the knowledge of Hansen's or the Selling Stockholders, such accounts receivable are subject to no valid defenses or offsets except routine customer complaints or warranty demands of an immaterial nature. To the extent deemed appropriate and necessary by Hansen's, an adequate reserve for doubtful accounts in the ordinary course of business has been established.

     3.14 Inventories. The inventories of Hansen's, shown on its balance sheet at September 30, 1996, or thereafter acquired by it, consist of items of a quality and quantity usable or salable in the normal course of its business; the value of all items of obsolete materials and of materials of below standard quality have been written down to realizable market value or adequate reserves have been provided therefor; and the values at which such inventories are carried reflect the normal inventory valuation policies of Hansen's.

     3.15 Consents, etc. Hansen's is not required to obtain any consent, approval, permit or authorization of any person, including, without limitation, any governmental agency or regulatory authority, in connection with execution, delivery, lawful consummation and performance of this Agreement and the transactions contemplated thereby.

     3.16 Compliance with Other Instruments, etc. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby by Hansen's or any of the Selling Stockholders does not and will not violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Hansen's, under any provision of its Certificate of Incorporation or By-laws, or any contract, mortgage, indenture, lien, license, permit, lease or other agreement or instrument, judgment, decree, ordinance, regulation or order or any other restriction of any other kind or character to which Hansen's is a party or by which Hansen's, or any of its properties, is bound or affected.

     3.17 Existing Contracts. Except as set forth on Schedule 3.17(a), all material contracts, agreements, leases, licenses and understandings to which Hansen's is a party are in full force and effect and no default, or event which with notice or lapse of time or both would constitute a default, exists in respect thereof on the part of Hansen's, or the other parties thereto. Except as set forth on Schedule 3.17(b) hereto, Hansen's is not a party to and does not have any obligation, contingent or otherwise, under any (i) written or oral contract not made in the ordinary course of business in excess of $25,000, (ii) employment contract or contract with or for the benefit, directly or indirectly, of any officer, director, shareholder or partner (iii) collective bargaining agreement with employees, (iv) bonus, pension, profit-sharing, retirement, stock purchase, hospitalization, insurance or other plan providing employee benefits,
(v) lease with respect to any property, real or personal, whether as lessor or lessee other than its current corporate headquarters/production facility and warehouse, (vi) contract for the purchase of materials, supplies or equipment, or the provision by Hansen's of goods or services, for an aggregate price in excess of $25,000, (vii) contract or commitment for capital expenditures in excess of $25,000 in the aggregate, (viii) contract continuing over a period of more than one year from its date in excess of $25,000, (ix) mortgage, loan or credit agreement, (x) contract affecting any of Hansen's intellectual property rights, (xi) contract requiring consent to the transactions contemplated by this Agreement or (xii) any other material contract, agreement or understanding.

     3.18 Undocumented Liabilities. Except as set forth in the financial statements referred to in Section 3.8 hereof and except for property owned by customers and stored upon the premises of Hansen's for use in future orders of such customers, of which Hansen's or the Selling Stockholders are aware, Hansen's does not have any material liabilities, contingent or otherwise, that are not disclosed in such financial statements or set forth in the Schedules to this Agreement, including, without limitation, tax liabilities due or to become due, whether disputed or not, except such liabilities as have been incurred in the ordinary course of business.

     3.19 Taxes. Hansen's has filed all tax returns which are required to be filed, and has paid all taxes which have become due, pursuant to such returns or pursuant to any assessment received by Hansen's. Hansen's has made adequate provision for all taxes due with respect to all periods as to which a return has not yet been filed. To the knowledge of Hansen's or the Selling Stockholders there is no tax deficiency proposed or threatened against Hansen's and no tax returns of Hansen's are under examination or audit.

     3.20 Employee Matters. Hansen's has withheld all amounts required by law or contract to be withheld from the wages or salaries of its employees and is not liable for any arrears or wages or any taxes or penalties for failure to comply with any of the foregoing or for payment to any trust or other fund compensation, social security or other benefits for employees. Except as set forth on Schedule 3.12 hereto, to its knowledge, Hansen's has not engaged in any unfair labor practice or discriminated on the basis of race, age, sex or otherwise in its employment conditions or practices with respect to its employees. There are no unfair labor practice or race, age, sex or other discrimination complaints pending, or, to the knowledge of Hansen's or the Selling Stockholders, threatened against Hansen's by any employee, former or current, before any domestic (federal, state or local) or foreign board, department, commission or agency nor, to the knowledge of Hansen's or the Selling Stockholders, does any basis therefore exists. There are no existing or, to the knowledge of Hansen's or the Selling Stockholders, threatened, labor strike, disputes, grievances, controversies or other labor troubles affecting the business of Hansen's. There are not pending or, to the knowledge of Hansen's or the Selling Stockholders, threatened representation questions respecting any employees.

     3.21 Financial Statements. Hansen's shall provide to Fresh Juice, when requested by Fresh Juice, such financial statements and information pertaining to Hansen's as shall be necessary for Fresh Juice to satisfy any and all United State Securities and Exchange Commission disclosure requirements, such as filing of a Form 8-K, as may arise in connection with this Agreement and transactions contemplated thereby.

     3.22 Miscellaneous. Except as otherwise set forth on Schedule 3.22 or on the other Schedules to this Agreement, Hansen's:

          (i) is in substantial compliance with all applicable federal, state and local statutes, codes, ordinances, rules or regulations; has not received any notice of a material violation of any law, order, regulation or requirement relating to the operation of its business or the ownership of its property;

          (ii) does not have, as of September 30, 1996, any unfunded costs or obligations in respect of employee benefit plans and does not have delinquent premiums on health, accident, disability or any other insured employee benefits;

          (iii) has not, since September 30, 1996, permitted any option to renew any lease or any option to purchase any property to expire unexercised, in whole or in part;

          (iv) does not have any safe deposit boxes, vault boxes or similar arrangements for the safekeeping of property or outstanding powers of attorney (other than appointments of statutory agents to receive service of process); and

          (v) except as provided for above, has made no express warranty to any person or entity with respect to any product it manufactures or sells or has manufactured or sold and has not made or agreed to make any indemnification payment, or replacement with respect to any product warranty claim, except for the warranties and/or agreement(s) to indemnify or replace product of which true and correct copies have been delivered to Fresh Juice, the warranties applicable under the Uniform Commercial Code as in effect from time to time in the State of California or in any other state in which its products are sold and any other warranties under other state or federal laws.

     3.23 Collective Bargaining Agreement. Hansen's is not now nor ever has been a party to or bound by any collective bargaining agreement or union contact which covers or covered its employees.

     3.24 No Right of Setoff. Except as set forth on Schedule 3.24, as of the date hereof, none of the Selling Stockholders is indebted to Hansen's for any monies and Hansen's has no right of setoff with respect to any amounts due to the Selling Stockholders from Hansen's.

     3.25 Insurance. Hansen's maintains such policies of insurance in such coverage amounts and for such risks as are generally maintained by companies in the same industry with similar sales volumes. As of the date hereof, neither Hansen's nor any of its subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. All pending material claims under such policies or bonds are disclosed on Schedule 3.25 to this Agreement.

     3.26 Environmental Matters. Neither Hansen's nor any of its subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Hansen's or any of its subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of Hansen's or its subsidiaries. Except as disclosed on Schedule 3.26, Hansen's has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property, that is or has been owned or leased by Hansen's or any of its subsidiaries, in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials. Hansen's commissioned a phase one environmental study of the premises in which its production facility/warehouse/corporate headquarters is located, and a copy of the report relating thereto is annexed hereto as part of Schedule 3.26.

     3.27 Increase in Compensation Since June 30, 1996.  Except as set forth on schedule 3.27 hereto, since June 30, 1996, Hansen's has not granted to any officer or salaried employee or class of other employees any increase in compensation in any form in excess of the amount thereof in effect as of June 30, 1996, or any severance or termination pay, or entered into any written employment agreement or arrangement with any person.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

     Merger Sub hereby represents and warrants to Hansen's as follows;

     4.1 Organization Standing, etc. Merger Sub is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Merger Sub is duly qualified to do business in good standing as a foreign corporation in each jurisdiction in which the property is owned, leased or operated by it or the nature of the business now conducted or proposed to be conducted by it makes such qualification necessary. Merger Sub has no subsidiaries.

     4.2 Capitalization. Merger Sub has an authorized capitalization of 100 shares of common stock, par value $.01 per share, of which 10 shares are issued and outstanding ("Merger Sub Stock"). There are no treasury shares of Merger Sub capital stock.

     4.3 Authorization: No Conflict.

     (a) Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby. Merger Sub has taken all requisite corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement is the legal, valid and binding obligations of Merger Sub, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforceability of creditors' rights generally and that equitable remedies may be granted in the discretion of a court.

     (b) Except as set forth on Schedule 4.3(b), the execution, delivery and performance of this Agreement and the documents, transactions and instruments contemplated hereby by Merger Sub do not and will not violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with or without due notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Merger Sub under any provision of its charter, By-laws or other corporate documents, or under any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, deed of trust, license, lease, loan agreement, judgment, order, decree, statute, rule, regulation or other agreement, instrument or obligation to which Merger Sub is a party, or by which it or any of its properties or assets is bound or affected.

     4.4 Status of Securities. The shares of Merger Sub Stock outstanding are duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens, security interests, pledges, charges, claims and encumbrances of any kind.

     4.5 Articles of Incorporation and By-laws. Merger Sub has delivered to Hansen's a true, correct and complete copy of its Certificate of Incorporation and a true, correct and complete copy of its By-laws, each of which contains all amendments thereto and has been certified by the Secretary of Merger Sub.

     4.6 Outstanding Options, Warrants or Other Rights. Merger Sub does not have outstanding any option, warrant or other right permitting or requiring it or others to purchase or convert any obligation into shares of capital stock of Merger Sub and has not agreed to issue or sell any shares of capital stock of Merger Sub. There are no voting trusts or other agreements or understandings with respect to the voting of the shares of capital stock of Merger Sub, and the shares of the capital stock of Merger Sub are not subject to any preemptive rights, rights of first refusal or similar rights.

     4.7 Record Ownership. Fresh Juice is the sole record owner of all of the shares of Merger Sub Stock issued and outstanding. The Merger Sub Stock owned by Fresh Juice is owned free and clear of all liens, claims, charges and encumbrances of every kind.

     4.8 Formation and Liabilities. Merger Sub was incorporated on October 28, 1996 and presently has no assets and no liabilities, other than cash reflecting the subscription price paid for Fresh Juice's purchase of the Merger Sub capital stock.

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF FRESH JUICE

     Fresh Juice represents and warrants to each of the Selling Stockholders and Hansen's as follows:

     5.1 Organization Standing, etc. Fresh Juice is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted and to execute and deliver this Agreement and to perform the transactions contemplated hereby and its obligations hereunder. Fresh Juice is duly qualified to do business in good standing as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business now conducted or proposed to be conducted by it makes such qualification necessary. Except as set forth on Schedule 5.1 hereto, Fresh Juice has no subsidiaries or affiliates.

     5.2 Capitalization. Fresh Juice has an authorized capitalization of 37,000,000 shares of capital stock, consisting of 30,000,000 shares of Fresh Juice Common and 7,000,000 shares of series preferred stock, par value $10.00 per share; there are 5,850,062 shares of Fresh Juice Common issued and outstanding and there are no shares of such preferred stock issued and outstanding. All such shares of issued and outstanding Fresh Juice Common have been duly authorized, validly issued and are fully paid and non-assessable. There are 200,000 treasury shares of Fresh Juice Common.

     5.3 Authorization.

     (a) Fresh Juice has all requisite corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby. Fresh Juice has taken all requisite corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement is the legal, valid and binding obligations of Fresh Juice, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforceability of creditors' rights generally and that equitable remedies may be granted in the discretion of a court.

     (b) Except as set forth on Schedule 5.3(b), the execution, delivery and performance of this Agreement and the documents, transactions and instruments contemplated hereby by Fresh Juice do not and will not violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with or without due notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Fresh Juice under any provision of its charter, By-laws or other corporate documents, or under any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, deed of trust, license, lease, loan agreement, judgment, order, decree, statute, rule, regulation or other agreement, instrument or obligation to which Fresh Juice is a party, or by which it or any of its properties or assets is bound or affected.

     5.4 Status of Securities. The shares of Fresh Juice Common to be issued and delivered to the Selling Stockholders pursuant to this Agreement shall be, as of the Effective Time, duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens, security interests, pledges, charges, claims and encumbrances of any kind.

     5.5 Articles of Incorporation and By-laws. Fresh Juice has delivered to Hansen's a true, correct and complete copy of its Certificate of Incorporation and a true, correct and complete copy of its By-laws, each of which contains all amendments thereto and have been certified by the Secretary of Fresh Juice.

     5.6 Outstanding Options, Warrants or Other Rights.  Except as set forth in
Schedule 5.6 hereto, Fresh Juice does not have outstanding any option, warrant of other right permitting or requiring it or others to purchase or convert any obligation into shares of its capital stock and has not agreed to issue or sell any shares of such capital stock, except as provided for herein. Other than the Stockholders Agreement between Steven Smith and Steven M. Bogen dated as of March 31, 1996, there are no voting trusts or other agreements or understandings with respect to the voting of the shares of capital stock of Fresh Juice, and the shares of the capital stock of Fresh Juice are not subject to any preemptive rights, rights of first refusal or similar rights.

     5.7 Fresh Juice Financial Statements. Fresh Juice has delivered to Hansen's and the Selling Shareholders (i) its Annual Report on Form 10-KSB for the fiscal year ended November 30, 1995, as filed with the Securities Exchange Commission (the "Fresh Juice 1995 Form 10-KSB") and (ii) its quarterly financial statements as filed on 10-QSB for the quarters ended February 29, 1996, May 31, 1996 and August 31, 1996 (collectively, the "Fresh Juice Financial Statements"). The foregoing financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, are complete and correct, and fairly present the financial position and stockholder's equity of Fresh Juice as of the date and for the respective periods indicated. Except as set forth on Schedule 5.7 hereto, the balance sheet as of August 31, 1996 makes full and adequate provision for all fixed and contingent obligations and liabilities of Fresh Juice as of the date and for the periods indicated, and as of August 31, 1996, Fresh Juice does not have any fixed obligations or liabilities not reflected in or adequately reserved against on such balance sheet as of August 31, 1996 or set forth in the Schedules to this Agreement. To the knowledge of Fresh Juice, there is no basis for the assertion against Fresh Juice of any liability or obligation not adequately reflected or reserved against in such financial statements or set forth in the Schedules to this Agreement; Fresh Juice has no liabilities, fixed or contingent, which would adversely affect the conduct of the business of Fresh Juice other than as reflected or reserved against in the balance sheet of Fresh Juice as of August 31, 1996 or set forth in the Schedules to this Agreement.

     5.8 Certain Changes or Events. Except as set forth in Schedule 5.8 or in the Fresh Juice Financial Statements, since August 31, 1996, Fresh Juice has not:

          (i) experienced any change in its condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects other than changes in the ordinary course of business which have not, individually or in the aggregate, had a material adverse effect on its properties, assets, business, operations or financial condition;

          (ii) declared, set aside made or paid any dividend or other distribution in respect of its capital stock or purchased or redeemed, directly or indirectly, any shares of its capital stock; or

          (iii) issued or sold any shares of its capital stock of any class, or any options, warrants conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares.

          (iv) incurred any indebtedness for borrowed money (except borrowings in the ordinary course of business not exceeding $30,000 in the aggregate) or issued or sold any debt securities;

          (v) mortgaged, pledged, or subjected to any lien, lease, security interest or other charge or encumbrance any of its properties or assets, tangible or intangible, except (i) liens for current taxes not due and payable or being contested in good faith by appropriate proceedings; (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like; and (iii) encumbrances, easements and security interests which do not detract from the value or interfere with the use of the properties affected thereby;

          (vi) acquired or disposed of any assets or properties of material value except in the ordinary course of business;

          (vii) forgiven or canceled any debts or claims, or waived any rights, except in the ordinary course of business,

          (viii) entered into any material transaction other than in the ordinary course of business;

          (ix) granted to any officer or salaried employee or any class of other employees any increase in compensation in any form in excess of the amount thereof in effect as of August 31, 1996 or any severance or termination pay (other than in amounts consistent with past practices), or entered into any written employment agreement or arrangement with any person;

          (x) entered into, adopted or amended in any respect any collective bargaining agreement or adopted or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, insurance or other similar plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding);

          (xi) suffered any damage, destruction or loss (whether or not covered by insurance) which materially adversely affects its condition (financial or otherwise), properties, assets, business, operations or prospects;

          (xii) suffered any strike or other labor trouble materially adversely affecting its business, operations or prospects;

          (xiii) suffered any loss of employees or customers that materially adversely affects or could materially adversely affect its business, operations or prospects; or

          (xiv) incurred any liability or obligation (fixed or contingent) except (A) liabilities and obligations in the ordinary course of business and (B) other liabilities and obligations not exceeding $30,000 in the aggregate.

     5.9 Title to Properties; Liens. Except as set forth in Schedule 5.9 hereto, Fresh Juice and its subsidiaries each have good and marketable title to, or valid and subsisting leasehold interests in, all of their respective properties and assets, real and personal, in each case free and clear of any mortgage, pledge, lien, lease, charge, encumbrance, conditional sale or other title retention agreement, except for the lien of taxes not yet due and payable or being contested in good faith by appropriate proceedings, and except for such imperfections of title and encumbrances, if any, as do not detract from the value, or interfere with the present use, of their respective properties or assets subject thereto or affected thereby, or otherwise impair their respective business operations. There is not under any lease of real or personal property, to which Fresh Juice or any of its subsidiaries is a party, any existing default or event of default or event which with notice or lapse of time or both would constitute a default or event of default.

     5.10 Adequacy of Patents and Other Rights. Fresh Juice has all necessary patents, licenses, trademarks, trade names, copyrights and other rights that are required to conduct business substantially as now being conducted and as proposed to be conducted, and no other right, license or authorization of any kind whatsoever is required to so carry on its business. There is no infringement or claim of any adverse nature with respect to any patent, patent application, license trademark, trade name, copyright or right in any thereof.

     5.11 Accounts Receivable. Except as set forth on Schedule 5.11 hereto or in the Fresh Juice Financial Statements, the accounts receivable of Fresh Juice as shown on its balance sheet at August 31, 1996, or thereafter acquired by it, are usual and normal receivables and, through the continuation of existing collection procedures, are collectible in the aggregate amounts thereof, after allowance for doubtful accounts in the amount of the reserve established therefor. To the knowledge of Fresh Juice, such accounts receivable are subject to no valid defenses or offsets except routine customer complaints or warranty demands of an immaterial nature. To the extent deemed appropriate and necessary by Fresh Juice, an adequate reserve for doubtful accounts in the ordinary course of business has been established.

     5.12 Inventories. Except as set forth on Schedule 5.12 hereto, the inventories of Fresh Juice, shown on its balance sheet at August 31, 1996, or thereafter acquired by it, consist of items of a quality and quantity usable or salable in the normal course of its business; the value of all items of obsolete materials and of materials of below standard quality has not been written down to realizable market value and adequate reserves have not been provided therefor, however, the aggregate value of all obsolete materials is of immaterial value; and the values at which such inventories are carried reflect the normal inventory valuation policies of Fresh Juice.

     5.13 Litigation, etc. Except as set forth in Schedule 5.13, or as disclosed in the Fresh Juice Financial Statements, there are no actions, suits, proceedings or investigations pending or, to the knowledge of Fresh Juice, threatened against or affecting Fresh Juice, at law or in equity before any court, commission, board, bureau, agency, instrumentality or other governmental authority that may result in any material adverse effect upon the business, assets, liabilities, prospects or condition (financial or otherwise) of Fresh Juice or which seems to prevent the consummation of any of the transactions contemplated by this Agreement. To the knowledge of Fresh Juice, there are no claims that have not been asserted against it that are probable of assertion.

     5.14 Consents, etc. Except as set forth in Schedule 5.14 hereto, Fresh Juice is not required to obtain any consent, approval, permit or authorization of any person, including, without limitation, any governmental agency or regulatory authority, in connection with the execution, delivery, lawful consummation and performance of this Agreement and the transactions contemplated thereby, or the consummation of the transactions contemplated hereby or thereby.

     5.15 Compliance with Other Instruments, etc.  Except as set forth in
Schedule 5.15 hereto, the execution, delivery and performance of this Agreement by Fresh Juice does not and will not violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Fresh Juice, under any provision of its charter or by-laws, or any contract, mortgage, indenture, lien, license, permit, lease or other agreement or instrument, judgment, decree, ordinance, regulation or order or any other restriction of any other kind or character to which Fresh Juice is a party or by which Fresh Juice or any of its properties, is bound or affected.

     5.16 Existing Contracts. Except as set forth in the Fresh Juice Form 10-KSB and on Schedule 5.16(a), all material contracts, agreements, leases, licenses and understandings to which Fresh Juice or its subsidiaries are a party are in full force and effect and no default, or event which with notice or lapse of time or both would constitute a default, exists in respect thereof on the part of Fresh Juice, or the other parties thereto. Except as set forth in the Fresh Juice 10-KSB or on Schedule 5.16(b) hereto, Fresh Juice is not a party to and does not have any obligation, contingent or otherwise, under any (i) written or oral contract not made in the ordinary course of business in excess of $75,000, (ii) employment contract or contract with or for the benefit, directly or indirectly, of any officer, director, shareholder or partner other than Steven M. Bogen, Steven Smith, Albert L. Rountree,IV, and Daniel Petry (iii) collective bargaining agreement with employees, (iv) bonus, pension, profit-sharing, retirement, stock purchase, hospitalization, insurance or other plan providing employee benefits, (v) lease with respect to any property, real or personal, whether as lessor or lessee other than its current corporate headquarters, warehouses and production facilities, (vi) contract for the purchase of materials, supplies or equipment, or the provision by Fresh Juice of goods or services, for an aggregate price in excess of $75,000, (vii) contract or commitment for capital expenditures in excess of $75,000 in the aggregate,
(viii) contract continuing over a period of more than one year from its date in excess of $75,000, (ix) mortgage, loan or credit agreement, (x) contract requiring consent to the transactions contemplated by this Agreement, (xi) guaranty of the obligations of any other person, or (xii) any other material contact, agreement or understanding.

     5.17 Undocumented Liabilities. Except as set forth in the financial statements referred to in Section 5.7 hereof and except for property owned by customers and stored upon the premises of Fresh Juice for use in future orders of such customers, of which Fresh Juice is aware, Fresh Juice does not have any liabilities, contingent or otherwise, that are not disclosed in the Fresh Juice Financial Statements, including, without limitation, tax liabilities due or to become due, whether disputed or not, except such liabilities as have been incurred in the ordinary course of business.

     5.18 Taxes. Fresh Juice has filed all tax returns which are required to be filed, and has paid all taxes which have become due, pursuant to such returns or pursuant to any assessment received by Fresh Juice. Fresh Juice has made adequate provision for all taxes due with respect to all periods as to which a return has not yet been filed. There is no tax deficiency proposed or threatened against Fresh Juice and no tax returns of Fresh Juice are under examination or audit.

     5.19 Employee Matters. Fresh Juice has withheld all amounts required by law or contract to be withheld from the wages or salaries of its employees and is not liable for any arrears or wages or any taxes or penalties for failure to comply with any of the foregoing or for payment to any trust or other fund compensation, social security or other benefits for employees. To its knowledge, Fresh Juice has not engaged in any unfair labor practice or discriminated on the basis of race, age, sex or otherwise in its employment conditions or practices with respect to its employees. There are no unfair labor practice or race, age, sex or other discrimination complaints pending, or, to the knowledge of Fresh Juice, threatened against Fresh Juice by any employee, former or current, before any domestic (federal, state or local) or foreign board, department, commission or agency nor, to the knowledge of Fresh Juice, does any basis therefore exist. There are no existing or, to the knowledge of Fresh Juice threatened, labor strikes, disputes, grievances, controversies or other labor troubles affecting the business of Fresh Juice. There are not pending or, to the knowledge of Fresh Juice, threatened representation questions respecting any employees.

     5.20 Miscellaneous.  Fresh Juice:

          (i) is in substantial compliance with all applicable federal, state and local statutes, codes, ordinances, rules or regulations; Fresh Juice has not received any notice of violation of any law, order, regulation or requirements relating to the operation of its business or the ownership of its property;

          (ii) does not have, as of August 31, 1996 any unfunded costs or obligations in respect of employee benefit plans and does not have unpaid premiums on health, accident, disability or any other insured employee benefits;

          (iii) has not, since August 31, 1996, permitted any option to renew any lease or any option to purchase any property to expire unexercised, in whole or in part;

          (iv) has made no express warranty to any person or entity with respect to any product it manufactures or sells or has manufactured or sold and has not made or agreed to make any indemnification payment, or replacement with respect to any product warranty claim, except for the warranties of which true and correct copies have been delivered to Hansen's and the warranties applicable under the Uniform Commercial Code as in effect from time to time in the State of New York, New Jersey, Connecticut, Florida, or any other state in which it does business.

     5.21 Collective Bargaining Agreement. Fresh Juice is not now nor ever has been a party to or bound by any collective bargaining agreement or union contact which covers or covered its employees.

     5.22 No Right of Setoff. As of the date hereof, none of the Selling Stockholders is indebted to Fresh Juice for any monies and Fresh Juice has no right of setoff with respect to any amounts due to the Selling Stockholders from Fresh Juice.

     5.23 SEC Documents. Fresh Juice has made available to Hansen's and the Selling Stockholders (or, with respect to documents filed subsequent to the date of this Agreement, will make available to Hansen's) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Fresh Juice with the SEC since January 1, 1996 (such documents, as amended since the time of their filing, being referred to herein as the "Fresh Juice SEC Documents"), which are all the documents (other than preliminary material) that Fresh Juice was required to file with the SEC since such date. As of their respective dates, the Fresh Juice SEC Documents complied or will comply in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Fresh Juice SEC Documents, and none of the Fresh Juice SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that disclosures as of a later date shall be deemed to modify disclosures of an earlier date. The financial statements of Fresh Juice included in the Fresh Juice SEC Documents filed and to be filed subsequent to January 1, 1996 comply and will comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC and with respect thereto, have been and will be prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) and fairly present and will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the consolidated financial position of Fresh Juice as at the dates thereof and the consolidated results of its operations and cash flows or changes in financial position for the periods then ended. Hansen's and the Selling Stockholders have had an opportunity to review these documents and ask questions about such documents.

     5.24 Insurance. Fresh Juice maintains such policies of insurance in such coverage amounts and for such risks as are generally maintained by companies in the same industry with similar sales volumes. As of the date hereof, neither Fresh Juice nor any of its subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. All pending material claims under such policies or bonds are disclosed in this Agreement or the Schedules hereto.

     5.25 Environmental Matters. Except as disclosed on Schedule 5.25 hereto neither Fresh Juice nor any of its subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Fresh Juice or any of its subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of Fresh Juice or its subsidiaries. Except as disclosed on Schedule 5.27, Fresh Juice and its subsidiaries each have no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property owned or leased by Fresh Juice or any of its subsidiaries in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials.

                                   ARTICLE 6

               CONDITIONS TO BE SATISFIED AT OR PRIOR TO CLOSING

     6.1 Unless otherwise waived by Fresh Juice and Merger Sub, the following conditions shall be fulfilled by Hansen's and/or the Selling Stockholders on or before the date of this Agreement:

     (a) Resignation of Directors or Officers of Hansen's. Fresh Juice shall have received, in writing, the resignations, effective as of the Effective Time, of the following directors and officers of Hansen's (which individuals, constitute all of Hansen's directors and executive officers):

                               BOARD OF DIRECTORS
                               ------------------
                                   G. Hansen
                                     Rosky
                                   Heavirland

 OFFICERS                               OFFICE
-----------      ----------------------------------------------------
G. Hansen        President
Heavirland       Secretary, Vice President
T. Kane          Assistant Secretary, Director of Purchasing,
                   Director of Marketing
Burger           Assistant Treasurer, Vice President-Operations
Todd             Treasurer, Vice President-Production

     (b) Appointment of Steven M. Bogen and Steve Smith as Co-Chairmen of the Board of Directors of Hansen's. Steven M. Bogen and Steve Smith shall have been appointed and elected to serve, effective as of the Effective Time, as Co-Chairmen of the Board of Directors of Hansen's.

     (c) Permits, Approvals, Litigation, etc. Hansen's and the Selling Stockholders shall have obtained, in form and substance reasonably satisfactory to Fresh Juice and its counsel, all consents, permits, releases and waivers from third parties that may be required in connection with the performance of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby.

     (d) Merger. All requirements of law necessary to effect the Merger shall have been completed, other than the filing of the appropriate Certificates of Merger with the Secretary of State's office for each of the State of Delaware and California.

     (e) No Violation of Law, etc. There shall be no law and no order shall have been entered and not vacated by a court of competent jurisdiction which enjoins, restrains, makes illegal or otherwise prohibits consummation of the transactions contemplated by this Agreement.

     (f) Opinion of Counsel for Hansen's. Fresh Juice and Merger Sub shall have received a favorable written opinion, of Rosky, Landau, Stahl & Sheehy, counsel for Hansen's, dated the date hereof, in the form annexed hereto as Exhibit 6.1(f).

     (g) Appointment of Additional Directors of Surviving Corporation.  Steven
M. Bogen, Steve Smith, Brian Duffy and Jeffrey Smith shall each have been nominated and elected to serve, effective as of the Effective Time, as directors of Hansen's.

     (h) Delivery of Hansen's Stock for Cancellation. The Selling Stockholders shall deliver to Fresh Juice the certificates representing the shares of Hansen's Stock set forth on Schedule 3.7 marked for cancellation.

     (i) Agreement Relating to Retiring Obligations to A. Kane and Amended Promissory Note. Hansen's and the Selling Stockholders shall cause A. Kane to execute and deliver to Hansen's an agreement in the form of Exhibit H annexed hereto, pursuant to which Hansen's obligations to A. Kane shall be retired for One Million One Hundred Sixty Thousand and 00/100 Dollars ($1,160,000.00) and 20,226 shares of Fresh Juice Common. The agreement shall be delivered to Fresh Juice at or before Closing and shall provide for the One

Million One Hundred Sixty Thousand and 00/100 Dollars ($1,160,000.00) to be paid by the Surviving Corporation as follows:

          (i) Delivery to Anthony Kane by the Surviving Corporation or Fresh Juice at Closing of certified funds in the amount of Sixty Thousand and 00/100 Dollars ($60,000.00).

          (ii) Delivery by the Surviving Corporation to Anthony Kane at Closing of a promissory note in the amount of Five Hundred Thousand and 00/100 ($500,000.00) bearing simple interest at the rate of nine percent (9%) per annum (the "500,000 Kane Note"). The 500,000 Kane Note shall be in the form of Exhibit I annexed hereto and shall be repaid in accordance with the schedule annexed thereto (i.e., $100,000.00 August 1, 1997; $400,000.00
     January 5, 1998).

          (iii) Delivery by the Surviving Corporation to A. Kane at Closing of a promissory note in the amount of Six Hundred Thousand and 00/100 Dollars ($600,000.00) bearing simple interest at the rate of nine percent 9% per annum (the "$600,000 Kane Note"). The $600,000 Kane Note shall be in the form of Exhibit J annexed hereto and shall be repaid in accordance with schedule annexed thereto (i.e., interest only with a balloon payment due at the 12/31/01 maturity date.)

          As additional consideration for A. Kane permitting Hansen's (or the Surviving Corporation) to retire its obligations to him at a discount, the Surviving Corporation shall deliver to A. Kane at Closing 20,226 shares of Fresh Juice Common. A. Kane acknowledges that the shares of Fresh Juice Common Stock being issued and delivered as part of the consideration to satisfy the debt owed to A. Kane by Hansen's will not be registered pursuant to the Securities Act of 1933, as amended, and must be held unless and until such shares are subsequently registered under the 1933 Act or an exemption from registration is available; accordingly a legend shall be placed on the stock certificates evidencing such shares of common stock to reflect certain transfer restrictions. As further consideration for A. Kane permitting Hansen's to retire its obligations to him at a discount, Hansen's shall mark "paid in full" and deliver to T. Kane that certain promissory note dated January 3, 1994 in the amount of $80,000 executed and delivered by T. Kane to Hansen's.

     (j) Agreement Relating to Retiring Obligations to Thomas (Agnes)
Hansen. Hansen's and the Selling Stockholders shall cause Agnes Hansen, on behalf of Thomas Hansen, to execute and deliver to Hansen's (a) Second Amended Promissory Note in the form of Exhibit K annexed hereto to replace and supersede the $888,827.80 Amended Promissory Note dated December 1, 1995 executed and delivered by Hansen's to Thomas P. Hansen and (b) an agreement in the form of Exhibit L annexed hereto, pursuant to which the Surviving Corporation shall have the option, at any time during the two year period following the Effective Time, to retire the Surviving Corporation's obligations to Thomas (Agnes) Hansen for an amount equal to seventy-five percent (75%) of the principal amount of such obligation. The agreement shall be delivered to Fresh Juice at or before Closing.

     (k) Appointment of Steven Smith as Trustee of Hansen's Trust. G. Hansen shall resign as Trustee of Hansen's Trust and Hansen's shall designate Steven Smith as its designee under the Agreement of Trust of the Hansen's Trust dated July 27, 1992, as amended by Amendment No. 1 to Agreement of Trust of the Hansen's Trust dated July 8, 1996, to replace G. Hansen as Trustee. Hansen's shall cause all documents or notices necessary to be executed or delivered, as the case may be, to be so executed or delivered to properly effect such change and copies of same shall be delivered to Fresh Juice, Merger Sub and their counsel at or before Closing.

     (l) The Selling Stockholders listed on Schedule 3.4 shall each execute and deliver to the Surviving Corporation the Stockholder Notes, Pledge and Security Agreements, stock certificates endorsed in blank and irrevocable stock powers each described more fully in Section 3.4.

     (m) Formal written approval of the transactions contemplated herein by Fleet Bank, N.A., including a written commitment letter committing to loan funds sufficient to satisfy Hansen's obligations to Community Bank.

     (n) Execution by Anthony Kane and Thomas (Agnes) Hansen of Subordination Agreements, each in the form of Exhibit M and N annexed hereto, respectively.

     (o) Merger sub shall have obtained the authority of the Secretary of the state of California to do business in California as a foreign corporation.

     (p) Hansen's shall cause Gary Hansen (alternate -- Timothy Kane) to resign as the Hansen's appointed director for Hansen's Juice Creations L.L.C. and shall appoint Steven M. Bogen/Steve Smith to serve as Hansen's appointed director of Hansen's Juice Creations, L.L.C. and shall provide Hansen's Juice Creations, L.L.C. and its other directors with appropriate notice thereof.

     6.2 Unless otherwise waived by Hansen's and the Selling Stockholders, the following conditions shall be fulfilled by Fresh Juice and/or Merger Sub on or before the date hereof.

     (a) Permits, Approvals, Litigation, etc. Fresh Juice and Merger Sub shall have obtained, in form and substance reasonably satisfactory to Hansen's and its counsel, all consents, permits, releases and waivers from third parties that may be required in connection with the performance of their respective obligations under this Agreement.

     (b) Opinion of Counsel for Fresh Juice and Merger Sub. Hansen's shall have received a favorable written opinion from Bourne, Noll & Kenyon, attorneys for Fresh Juice and Merger Sub, dated the date hereof, in the form annexed hereto as
Exhibit 6.2(b).

     (c) Employment Agreements. The Surviving Corporation shall have entered into employment agreements with Heavirland, Todd and Burger in the form of Exhibits O, P and Q, respectively, annexed hereto. The Surviving Corporation shall have entered into an Agreement with Hansen's Juice Creations, L.L.C. in the form of Exhibit R hereto, pursuant to which the Surviving Corporation has undertaken to fund one-half ( 1/2) of T. Kane's salary at Hansen's Juice Creations, L.L.C. for two years up to a maximum contribution of $35,000 per year.

     (d) Consulting Agreement. Fresh Juice shall have entered into a consulting agreement with G. Hansen, in the form annexed hereto as Exhibit S.

     (f) Delivery of Fresh Juice Common Certificates. Fresh Juice shall have delivered to the Selling Stockholders, the certified check and the stock certificates evidencing the Fresh Juice Common described in Section 1.6(b)(ii).

     (g) Delivery to T. Kane of the promissory note described in Section 6.1(i) marked "paid in full".

                                   ARTICLE 7

                                INDEMNIFICATION

     7.1 Indemnification by the Selling Stockholders.

     (a) Each of the Selling Stockholders agrees subsequent to the Closing to indemnify and hold each of Fresh Juice and Merger Sub and their respective shareholders, subsidiaries, representatives and affiliates and persons serving as officers, directors, partners, employees or agents thereof harmless from and against any damages (including punitive damages), liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing pursuant to this Section 7.1) (hereinafter, collectively referred to as "Loss") which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

          (i) fraud, intentional misrepresentation or a deliberate or willful breach by any of the Selling Stockholders or Hansen's of any of their respective representations, warranties or covenants under this Agreement;

          (ii) any other material breach of any representation, warranty or covenant of the Selling Stockholders or Hansen's under this Agreement or in any certificate delivered by any of the Selling Stockholders or Hansen's hereunder, or by reason of any material claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a material breach of such representations, warranties or covenants;

          (iii) Assessments, fines or penalties resulting from or arising in connection with any tax audit, review or assessment relating to any income, sales, use, property or other tax return filed, or which should have been filed, by Hansen's prior to the Effective Time.

          (iv) product liability claims resulting from product manufactured by Hansen's on or prior to the Effective Time, irrespective of when such claims are asserted.

     (b) The Selling Stockholders' indemnification obligations under this
Section 7 shall be joint and several. However, any claims against each Selling Stockholder for indemnification of a Loss pursuant to this Section 7 (the "Claims") shall be limited to the sum of the aggregate dollar value of the Merger Consideration received by each such Selling Stockholder (calculated as of the Effective Time); provided, however, that there shall be no limitation on Claims related to Section 3.4, 3.6, 3.7, 3.12, 3.19, 3.26 and 7.1(a)(iii)
hereof.

     (c) Notwithstanding anything herein to the contrary, unless any such Loss to be indemnified hereunder exceeds One Hundred Thousand and 00/100 Dollars ($100,000) (either individually or in the aggregate with other Losses to be indemnified under this Section 7), the Selling Stockholders shall have no obligation to indemnify Fresh Juice in connection therewith; provided, however, that this subsection 7.1(c) shall not apply to the representations and warranties and/or covenants contained in Sections 3.9(i), 3.27, 9.7(c), or 9.7(d) hereof.

     (d) Other than as provided by law, this Section 7 contains the sole remedies of the parties hereto with respect to claims arising from the subject matter of this Section 7.

     7.2 Indemnification by Fresh Juice and Merger Sub. (a) Fresh Juice and Merger Sub agree to indemnify and hold Hansen's and each of the Selling Stockholders and their respective shareholders, subsidiaries, representatives and affiliates and persons serving as officers, directors, partners, employees or agents thereof harmless from and against any damages(including punitive damages), liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing pursuant to this Section 7.2) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

          (i) fraud, intentional misrepresentation or a deliberate or willful breach by Fresh Juice or Merger Sub of any of their representations, warranties or covenants under this Agreement; or

          (ii) any other breach of any representation, warrant or covenant of Fresh Juice or Merger Sub under this Agreement or in any certificate delivered by Fresh Juice or Merger Sub hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants; provided, however, that any claims for indemnification pursuant to this subsection (b) shall be limited to the sum of the dollar value of the Merger Consideration as of the Effective Time and further provided that there shall be no limitation in claims for indemnification related to Section 5.4, 5.6, 5.18 and 5.25 hereof.

     (b) Other than as provided by law, this Section 7 contains the sole remedies of the parties hereto with respect to claims arising from the subject matter of this Section 7.

     (c) Notwithstanding anything herein to the contrary, unless any such Loss to be indemnified hereunder exceeds One Hundred Thousand and 00/100 Dollars ($100,000) (either individually or in the aggregate with other Losses to be indemnified under this Section 7), Fresh Juice shall have no obligation to indemnify Hansen's or the Selling Stockholders in connection therewith.

     7.3 Notice; Defense of Claims. Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the Liability or obligation is asserted. If within 20 days after receiving such notice the indemnifying party gives written notice to the indemnified party stating that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party, shall make no payment on such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party, and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party, shall, at the expense of the indemnifying party, undertake the defense of such claim, liability or expense (with counsel selected by the indemnified party), and shall have the right to compromise or settle the same (exercising reasonable business judgment). If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, provided that the indemnifying party reimburses the indemnified party for its reasonable cost and expenses incurred in connection therewith.

                                   ARTICLE 8

                     PROTECTION OF CONFIDENTIAL INFORMATION
                       AND COVENANTS AGAINST COMPETITION

     8.1. Confidentiality. In view of the fact that the Selling Stockholders' are fully familiar with many confidential affairs of Hansen's and its affiliates, including the names of Hansen's and its affiliates' customers and suppliers, matters of a business nature such as information about costs, profits, markets, sales, other information not readily available to the public, and plans for future developments (hereinafter collectively "Confidential Matters"), the Selling Stockholders each hereby agree to keep secret all Confidential Matters of Hansen's and its affiliates, and not to disclose such Confidential Matters to anyone outside of Hansen's for a period of five (5) years from the Effective Date.

     8.2. Agreement Not To Compete. For a period of five (5) years from the Effective Time, each of the Selling Stockholders shall not (i) purchase or otherwise acquire or own an ownership interest of greater than 5% of a company or other entity which is at such time engaged in the juice beverage industry and active in the same geographic area as Hansen's, Fresh Juice or any of their respective affiliates, is otherwise competitive with Hansen's, Fresh Juice or any of their respective affiliates, or is attempting to enter such industry in such geographic area or to become otherwise competitive; (ii) act as a consultant, officer, director, employee or in any other capacity, whose responsibilities are related to the juice beverage industry in the same geographic area as Hansen's, Fresh Juice or any of their respective affiliates operates; or (iii) solicit in any way (for juice or other products) or entice away from Hansen's, Fresh Juice or any of their respective affiliates (a) any clients or accounts of Hansen's, Fresh Juice or any of their respective affiliates which were active clients or accounts of Hansen's, Fresh Juice or any of their respective affiliates during the two (2) year period immediately prior to the Effective Time or which became customers during the above-referenced three (3) year term of this covenant, (b) any prospective client or account of Hansen's, Fresh Juice or any of their respective affiliates which Hansen's, Fresh Juice or any of their respective affiliates was actively engaged in soliciting during the two (2) year period immediately prior to the Effective Time or during the three (3) year term of this covenant, (c) any employee of Hansen's, Fresh Juice or any of their respective affiliates (unless such employee shall have either been discharged by such entity or shall have otherwise ceased to be employed by such entity for a period of 365 days) or (d) any manufacturers or suppliers of Hansen's, Fresh Juice or any of their respective affiliates, which were manufacturers or suppliers of Hansen's, Fresh Juice or any of their respective affiliates during the two (2) year period immediately prior to the Effective Time or during the three (3) year term of this covenant.

     8.3. Remedies. (a) The Selling Stockholders each recognize that any branch of the covenants contained in Sections 8.1 or 8.2 hereof would irreparably injure the Hansen's and Fresh Juice. Accordingly, the Selling Stockholders each agree that in the event of any breach of the covenants contained in Sections 8.1 or 8.2 hereof Hansen's and Fresh Juice shall each be entitled, in addition to pursuing its other remedies, to obtain an injunction, against the Selling Stockholders breaching said covenants, from any court having jurisdiction over the matter, restraining any further violation of this Agreement by the Selling Stockholder and no bond or other security shall be required in connection with such injunction.

     8.4. Reformation. If any of the covenants contained in Sections 8.1 or 8.2 hereof, or any part thereof, are held to be unenforceable because of the scope or duration of any such provision, the parties agree that the body making such determination shall have the power to reduce the scope or duration of such provision and, in its reduced form, said provision shall be enforceable. If any of the covenants in Sections 8.1 or 8.2 hereof, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full force and effect without regard to the invalid provisions.

                                   ARTICLE 9

                                   COVENANTS

     9.1 Interim Period Covenants of Hansen's. Except as expressly contemplated by this Agreement or except as set forth on Schedule 9.1 or except with the express prior written approval of Fresh Juice and Merger Sub, which shall not be unreasonably withheld, during the period between the execution of this Agreement and the Effective Time, Hansen's shall not:

          (i) amend its charter or by-laws;

          (ii) issue or agree to issue (by the issuance or granting of options, warrants or rights to purchase stock or otherwise) any shares of capital stock, any securities exchangeable for or convertible into its capital stock, or any other securities;

          (iii) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of its capital stock or purchase or redeem any of its capital stock;

          (iv) enter into any contract, agreement, undertaking or commitment, or take any other action which would have been required to be set forth in
     Schedule 9.1 if taken or in effect on the date hereof;

          (v) delay payment of any account payable or other liability in excess of $30,000 individually, or $80,000 in the aggregate, beyond its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

          (vi) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or make any investment, either by purchase of stock or securities or contribution of capital in an other entity or person;

          (vii) except for prior obligations disclosed on any Schedule hereto, increase the compensation or benefits, payable or to become payable to any directors, officers or employees after the date hereof or take any action with respect to the grant or increase of severance or termination pay payable after the date hereof;

          (viii) except as required by law or the terms thereof, institute any increase in or otherwise amend any profit sharing, incentive, deferred compensation, insurance, retirement, medical, disability, welfare or other employee benefit plan, agreement, trust or fund;

          (ix) enter into any contract for the purchase or sale of real estate;

          (x) enter into any lease.

          (xi) enter into any negotiation or transaction relating to the merger or consolidation of, the sale of any shares of capital stock of, Hansen's, or the sale, lease or other disposition of any substantial portion of the properties or business of Hansen's;

          (xii) make any material changes in the commissions or other incentives payable to its sales staff;

          (xiii) execute any document in connection with or relating to Hansen's Juice Creations, L.L.C.

          (xiv) agree or commit to do or authorize any of the foregoing.

     9.2 Interim Period Covenants of Fresh Juice and Merger Sub. Except as expressly contemplated by this Agreement or except as set forth on Schedule 9.2 or except with the express prior written approval of Hansen's, which shall not be unreasonably withheld, during the period between the execution of this Agreement and the Effective Time, Fresh Juice and Merger Sub each shall not:

          (i) amend its charter or by-laws;

          (ii) issue or agree to issue (by the issuance or granting of options, warrants or rights to purchase stock or otherwise) any shares of capital stock, any securities exchangeable for or convertible into its capital stock, or any other securities;

          (iii) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of its capital stock or purchase or redeem any of its capital stock;

          (iv) enter into any contract, agreement, undertaking or commitment, or take any other action which would have been required to be set forth in
     Schedule 9.2 if taken or in effect on the date hereof;

          (v) delay payment of any account payable or other liability in excess of $30,000 individually, or $80,000 in the aggregate, beyond its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

          (vi) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or make any investment, either by purchase of stock or securities or contribution of capital in an other entity or person;

          (vii) except for prior obligations disclosed on any Schedule hereto, increase the compensation or benefits, payable or to become payable to any directors, officers or employees after the date hereof or take any action with respect to the grant or increase of severance or termination pay payable after the date hereof;

          (viii) except as required by law or the terms thereof, institute any increase in or otherwise amend any profit sharing, incentive, deferred compensation, insurance, retirement, medical, disability, welfare or other employee benefit plan, agreement, trust or fund;

          (ix) enter into any contract for the purchase or sale of real estate;

          (x) enter into any negotiation or transaction relating to the merger or consolidation of, the sale of any shares of capital stock of, Fresh Juice or Merger Sub, or the sale, lease or other disposition of any substantial portion of the properties or business of Fresh Juice or Merger Sub;

          (xi) make any material changes in the commissions or other incentives payable to its sales staff;

          (xii) agree or commit to do or authorize any of the foregoing.

     9.3 Mutual Covenants.

     (a) Prior to the Closing Date, except as otherwise provided for herein, each of Hansen's, Fresh Juice and Merger Sub covenants to the other parties that it will (A) operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, will use its best efforts to
(i) preserve its present business organization intact, (ii) keep available the services of its officers and employees, and (iii)preserve its present relationships with persons having business dealings with it, and (B) maintain its properties in customary repair, order and condition, reasonable wear and use and damage by fire or unavoidable casualty except and to maintain adequate insurance upon all of its properties, at least in such amounts and of such kinds comparable to that in effect as of the date hereof.

     9.4 Covenants of Selling Stockholders. Each of the Selling Stockholders hereby covenants in their capacity as Stockholder or director of Hansen's to support, approve and to the extent required, vote in favor of the Merger transactions contemplated herein.

     9.5 Post Closing Covenants of Fresh Juice.

     (a) Fresh Juice acknowledges that Hansen's loan documents with Community Bank may provide for acceleration of the maturity date under such loan documents as a result of the consummation of the transactions contemplated herein. After the Effective Time, if requested by Community Bank, Fresh Juice shall cause Hansen's to satisfy Hansen's obligations to Community Bank under the loan documents executed and delivered to Community Bank by Hansen's on May 20, 1996. Hansen's and the Selling Stockholders each hereby represent and warrant that true and complete copies of the Community Bank loan documents are annexed hereto as Exhibit T. Fresh Juice shall cause the Surviving Corporation to take such action as is necessary to cause Community Bank to release G. Hansen from his personal guaranty of the obligations of Hansen's under the Community Bank loan documents.

     (b) Fresh Juice acknowledges that the Purchase Agreement entered into between Hansen's and DiGraphics, pursuant to which Hansen's purchased a juice route/territory from DiGraphics (the "Purchase Agreement"), may provide for acceleration of the payments due under the Purchase Agreement as a result of the consummation of the transactions contemplated herein. After the Effective Time, if requested by DiGraphics, Fresh Juice shall cause Hansen's to pay the balloon payment falling due under the Purchase Agreement. Hansen's and the Selling Stockholders each hereby represent and warrant that a true and complete copy of the Purchase Agreement is annexed hereto as Exhibit U.

     9.6 Post Closing Covenants and Obligations of G. Hansen.

     On or before January 1, 1997, G. Hansen shall (a) assume, and cause the leasing/financing company or bank leasing to Hansen's the Mercedes Benz automobile being used by G. Hansen (the "Mercedes") to assign to him, all obligations under said lease, (b) be responsible for and obtain in his own name insurance for the Mercedes, (c) be responsible for all maintenance, repair and all other costs and expenses associated with or relating to the Mercedes. G. Hansen also agrees to indemnify and hold harmless each of Fresh Juice, Merger Sub and Hansen's from and against any damages, liabilities, causes of action, losses, penalties, costs and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever relating to or arising in connection with the Mercedes or the Lease for the Mercedes.

     9.7 Post Closing Obligations of Hansen's and Selling Stockholders.

     (a) Hansen's and each of the Selling Stockholders acknowledges and agrees that Fresh Juice may have need of information, including financial statements concerning Hansen's and the Stockholders in order to comply with applicable securities laws and regulations in connection with securities law filings by Fresh Juice ("Filings"). Hansen's and the Selling Stockholders jointly and severally agree that they will cooperate with Fresh Juice in connection with any Filings and that they will: (i) furnish Fresh Juice with such information concerning Hansen's as Fresh Juice and its lawyers and accountants may reasonably require to comply with applicable securities laws and regulations (the "Hansen's Information"); (ii) use diligent efforts to review, comment on, and otherwise assist Fresh Juice as reasonably necessary for the preparation of descriptions concerning Hansen's to be used in connection with the Filings; and
(iii) represent and warrant to Fresh Juice in connection with any Filings that the Hansen's information provided will not contain any untrue statement of a material fact or omit any material fact necessary to make the information contained therein not misleading.

     (b) Hansen's and each of the Selling Stockholders covenants and agrees with Fresh Juice that if Fresh Juice shall determine that audited financial statements of Hansen's for the periods prior to the Closing are necessary or advisable in connection with any securities law filings or otherwise, each shall cooperate fully with Fresh Juice's accountants in the preparation of such audited financial statements and each shall make such reasonable representations and warranties to the applicable certified public accountants as are customary in connection with the preparation of such audited financial statements.

     (c) In the event that the audit of the financial statements for 1994 or 1995 result in any adjustments which negatively impact the audited financial statements of Hansen's for the fiscal year ending June 30, 1996, the Selling Stockholders shall be jointly and severally responsible to, and shall, deliver to Fresh Juice a cash payment equal to such negative impact on a dollar for dollar amount basis.

     (d) In the event that (i) The Fresh Juice Company, Inc. determines, in its sole discretion, that it must engage new auditors to complete the audited financial statements described in Section 3.8 hereof, and (ii) such audited financial statements disclose a total tangible net worth, as of June 30, 1996, that is less than the tangible net worth disclosed on the audited financial statement of Hansen's, as of June 30, 1996, delivered to Fresh Juice prior to execution of this Agreement, then in such event, the Selling Stockholders shall be jointly and severally responsible to, and shall, deliver to Fresh Juice a cash payment equal to such difference on a dollar for dollar amount basis.

                                   ARTICLE 10

                                    GENERAL

     10.1 Expenses. Whether or not the Closing occurs, all costs and expenses in connection with the negotiations and preparations with respect to this Agreement and the transactions contemplated thereby will be borne by the party incurring such cost or expense.

     10.2 Publicity. So long as this Agreement is in effect, none of the parties hereto shall, or permit any of their representatives or affiliates to, issue or cause the publication or dissemination of any press release with respect to this Agreement or any of the transactions contemplated hereby, except with the agreement of the other parties hereto; provided that any party hereto or any affiliate thereof may make such an announcement without the agreement of the other parties if required by law or by the rules of any exchange on which their securities are traded.

     10.3 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     10.4 Notices. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) by facsimile transmission, upon receipt, (iii) one business day after having been sent by overnight courier, or (iv) five (5) days after being mailed by registered or certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

     If to Fresh Juice or Merger Sub, addressed to such party, care of:

        The Fresh Juice Company, Inc.
        35 Walnut Avenue
        Clark, New Jersey 07066
        Attention: Steven M. Bogen
        Facsimile No. (908-388-2954)
with a copy to:

        Bourne, Noll & Kenyon
        382 Springfield Avenue
        Summit, New Jersey 07901
        Attention: Craig M. Lessner, Esq.
        Facsimile No. (908) 277-6808

     If to any Selling Stockholder or Hansen's, addressed to such party, care of:

        Hansen's Juices, Inc.
        875 West Eighth Street
        Azusa, CA 91702-2247
        Fax No. (818) 812-6077

with a copy to:

        Rosky, Landau, Stahl & Sheehy
        Wilshire -- San Vicente Plaza
        8383 Wilshire Boulevard, Suite 528
        Beverly Hills, California 90211
        Attn: Burton S. Rosky, Esq.
        Fax No. (213) 655-0412

     10.5 Waivers. No waiver of any term, covenant or condition of this Agreement shall be effective unless made in a written instrument duly executed by or on behalf of the party entitled to the benefits thereof.

     10.6 Amendments. The parties may agree to the amendment or modification of this Agreement solely by an agreement in writing executed by or on behalf of each of the parties hereto.

     10.7 Successors and Assigns. This Agreement binds, inures to the benefit of, and is enforceable by the successors and assigns of the parties hereto, and does not confer any right on any other persons or entities.

     10.8 GOVERNING LAW. THE EXECUTION, VALIDITY, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF; PROVIDED, HOWEVER, THAT IF THE LAW OF THE STATE OF CALIFORNIA WOULD PERMIT THE DURATION OR SCOPE OF THE COVENANTS CONTAINED IN SECTIONS 8.1 OR 8.2 TO BE LONGER OR BROADER, AS THE CASE MAY BE, THAN THAT WHICH THE LAW OF THE STATE OF NEW JERSEY WOULD PERMIT, THEN IN SUCH EVENT, CALIFORNIA LAW SHALL APPLY IN DETERMINING THE DURATION OR SCOPE, AS THE CASE MAY BE, OF SUCH COVENANTS.

     10.9 Submission to Jurisdiction.

     The parties hereto agree to submit themselves to the jurisdiction of the courts of the State of New Jersey and the United States District Court for the District of New Jersey for the resolution of any dispute in connection with or arising out of this Agreement and the transactions contemplated hereunder.

     10.10 No Broker. Each of the parties hereto represents and warrants to each of the other parties that all negotiations with respect to this Agreement and the transactions contemplated hereby have been conducted by the parties directly with each other without the intervention or aid of any person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission or other like payment.

     10.11 No Other Inducement. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

     10.12 Captions. The captions of this Agreement are for convenience of reference only and shall not affect in any manner any of the terms, covenants or conditions hereof.

     10.13 Survival of Representations, Warranties and Agreements. The representations, warranties, agreements, covenants and obligations set forth in this Agreement or in any schedule, exhibit or certificate delivered by any party hereto to any other party hereto in connection with this Agreement or the transactions contemplated hereby shall survive for one (1) year from the date hereof and any party aggrieved by such breach of any representation or warranty shall institute suit not later than two (2) years from the Effective Time and their claim shall be waived if suit is not instituted by such date; provided, however, that claims under Sections 7.1(a)(i) or 7.2(a)(ii), as the case may be (fraud, intentional misrepresentation, etc.), shall survive indefinitely and shall be subject to such statute of limitations as is provided by law.

     10.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force ant effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     10.15 Entire Agreement. This Agreement is complete and constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

     10.16 Assignment. This Agreement and the right and obligations hereunder shall not be assigned or otherwise transferred, except that Merger Sub may assign all or any of its rights and obligations hereunder to any wholly-owned subsidiary of Fresh Juice.

     10.17 No Third Party Beneficiary. Nothing in this Agreement shall confer upon any person or entity not a party hereto, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

     10.18 Alternative Dispute Resolution. The parties hereto agree to settle any dispute arising hereunder pursuant to the provisions of The New Jersey Alternative Procedure for Dispute Resolution Act (N.J.S.A. 2A:23A-1 et seq.) and to use J.A.M.S./ENDISPUTE (Morristown, N.J.) and a retired judge associated therewith as the referee under such procedure.

     10.19 Attorneys' Fees to Prevailing Party. In the event that any party hereunder institutes suit and/or pursues the Alternative Dispute Resolution procedures set forth in Section 10.18 above, the party prevailing in such action shall be entitled, in addition to any other relief granted in such party's favor, to an award of reasonable attorneys' fees and all other reasonable costs and expenses incurred in connection with the dispute litigated in such action.

     10.20 Waiver and General Release. With the exception of any claims, causes of action or rights which arise from the express terms of this Agreement and any Exhibit or Schedule hereto, the Selling Stockholders each hereby absolutely and forever discharge and release Hansen's, Fresh Juice and Merger Sub, and their respective officers, assigns, collectively, the "Released Parties"), from any and all manners of obligation, debt, liabilities, covenants, actions, contracts, agreements, torts, undertakings, damages, accounts, causes of action and clams of every kind and nature whatsoever, whether known or unknown, to the fullest extent permitted by law (collectively "Claims"), which any of the Selling Stockholders have or may have or allege against any of the Released Parties by reason of any matter, cause, or thing existing or arising on or before the date hereof, other than Claims for which the Selling Stockholders are entitled to indemnification as officers or directors of any of the Released Parties, if applicable.

     This Release, notwithstanding Section 1542 of the California Civil Code, which provides

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR

will be a full settlement of said Claims. It is understood and agreed that this Release is a full and final release of all Claims and that this Release extinguishes Claims that are known, unknown, foreseen or unforeseen other than Claims for which the Selling Stockholders are entitled to indemnification as officers or directors of any of the Released Parties, if applicable. The parties hereto understand and acknowledge the significance and consequence of this specific waiver of Section 1542 and hereby assume full responsibility for any injuries, damages, losses or liability that each of them hereafter may incur.

     10.21 Option To Pay Off Debt of Selling Stockholders To Surviving Corporation at a Discount and G. Hansen's Share Therein. For a period of forty five (45) days from Closing, each of the Selling Stockholders listed on Schedule
3.4 hereto shall have the option to pay off their Stockholder Notes for fifty percent (50%) of the amount due, so long as such Stockholder Note is satisfied in full. The Surviving Corporation shall pay to G. Hansen all sums received, from the Selling Stockholders exercising the option set forth in this Section 10.21, up to a maximum of $50,000.

     10.22 Satisfaction of G. Hansen's and T. Kane's Debt to Hansen's. Hansen's and the Surviving Corporation each hereby acknowledge and agree that G. Hansen and T. Kane have each fully satisfied all of their respective obligations to Hansen's in connection with the purchase of their stock in Hansen's.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed pursuant to due authorization on the date first above written.

                                          THE FRESH JUICE COMPANY, INC.

                                          By: /s/ STEVEN M. BOGEN
                                            ------------------------------------
                                            Name: Steven M. Bogen
                                            Title: Chief Executive Officer

                                          THE FRESH JUICE COMPANY OF
                                          CALIFORNIA, INC.

                                          By: /s/ STEVEN SMITH
                                            ------------------------------------
                                            Name: Steven Smith
                                            Title: President

                                          HANSEN'S JUICES, INC.

                                          By: /s/ GARY HANSEN
                                            ------------------------------------
                                            Name: Gary Hansen
                                            Title: President

                                          By: /s/ GARY HANSEN
                                            ------------------------------------
                                            GARY HANSEN

                                          BURTON S. ROSKY AND LEATRICE J. ROSKY
                                          FAMILY TRUST OF 1995

                                          By: /s/ BURTON S. ROSKY
                                            ------------------------------------
                                            BURTON S. ROSKY, Trustee

                                          By: /s/ GARY TODD
                                            ------------------------------------
                                            GARY TODD

                                          By: /s/ JEFFREY HEAVIRLAND
                                            ------------------------------------
                                            JEFFREY HEAVIRLAND

                                          By: /s/ DAVID BURGER
                                            ------------------------------------
                                            DAVID BURGER

                                          By: /s/ TIMOTHY KANE
                                            ------------------------------------
                                            TIMOTHY KANE

                                SCHEDULE 1.5(c)

                OFFICER                                         OFFICE
    --------------------------------  -----------------------------------------------------------
    Jeffrey Heavirland..............  President, Chief Executive Officer and Assistant Secretary
    Steven Smith....................  Treasurer and Assistant Secretary
    Steven M. Bogen.................  Secretary and Assistant Treasurer
    Mark Feldman....................  Assistant Secretary
    Gary Todd.......................  Vice President
    David Burger....................  Vice President